Exhibit 99.1

Alcoa Announces Curtailment and Collective Dismissal at San Ciprián Aluminum Smelter in Spain

PITTSBURGH--(BUSINESS WIRE)--October 9, 2020--Alcoa (NYSE:AA) will curtail its San Ciprián aluminum smelter in Spain and initiate a collective dismissal that will affect approximately 530 employees.

On October 8, Alcoa made the decision after considering all options, including reviewing records associated with four months of consultations with the workers’ representatives and the negotiations during a potential sale process. On September 29, 2020, Alcoa announced that the Company would take up to 15 days to determine and announce a decision regarding the smelter’s 228,000 metric tons of annual capacity.

The smelter’s curtailment is expected to be complete in the first quarter of 2021, and approximately 100 employees will remain to operate a portion of the casthouse.

“As we’ve shared with our stakeholders throughout this process, the unfortunate reality is that the San Ciprián smelter is uncompetitive, and we do not expect its significant structural issues to change,” said Alcoa President and CEO Roy Harvey. “While we have explored several options in the past months, curtailment is necessary to stop the continuing economic losses. We understand that this is a difficult outcome, and we are committed to minimizing the impacts on our employees as we work together to safely curtail the site and continue to meet all regulations.”

Continued operation of the smelter is not viable due to permanent factors such as an uncompetitive energy framework in Spain, global overcapacity in aluminum production and depressed prices. Year to date, the aluminum plant incurred a net loss of approximately $45 million through September 30. In 2018 and 2019, the aluminum plant had combined net losses of $126 million.

Alcoa will offer severance packages and employment services for those affected by the curtailment decision. Associated with today’s announcement, Alcoa expects restructuring charges of approximately $35 million to $40 million (pre- and after-tax), or $0.19 to $0.22 per share, in the fourth quarter of 2020 for employee-related costs, which are all cash-based charges expected to be paid primarily in the first half of 2021. Alcoa notes that the workers’ representatives have previously stated publicly that they intend to challenge the collective dismissal in a legal proceeding. Should this occur, Alcoa will defend its actions, but the timing and amount of the charges could be impacted.

The alumina refinery at San Ciprián was not included in the consultation process and will continue to operate.

About Alcoa

Alcoa (NYSE: AA) is a global industry leader in bauxite, alumina, and aluminum products, and is built on a foundation of strong values and operating excellence dating back more than 130 years to the world-changing discovery that made aluminum an affordable and vital part of modern life. Since developing the aluminum industry, and throughout our history, our talented Alcoans have followed on with breakthrough innovations and best practices that have led to efficiency, safety, sustainability, and stronger communities wherever we operate. Visit us online on www.alcoa.com, follow @Alcoa on Twitter, and on Facebook at www.facebook.com/Alcoa.

Forward-Looking Statements

This news release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements by Alcoa Corporation that reflect expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and changes in circumstances that are difficult to predict. Although Alcoa Corporation believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Alcoa Corporation’s filings with the Securities and Exchange Commission. Alcoa Corporation disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.

Dissemination of Company Information

Alcoa Corporation intends to make future announcements regarding company developments and financial performance through its website, www.alcoa.com, as well as through press releases, filings with the Securities and Exchange Commission, conference calls and webcasts.

Contacts

Investor Contact
James Dwyer
412-992-5450
James.Dwyer@alcoa.com

Media Contacts
Jim Beck
412-315-2909
Jim.Beck@alcoa.com

Clara Acebes
Spain
+34 914068280
Clara.Acebes@alcoa.com

2